Exhibit 99.1

Progenics Pharmaceuticals, Inc. One World Trade Center 47th Floor, Suite J New York, New York 10007 (646) 975-2500 www.progenics.com

PROGENICS PHARMACEUTICALS ANNOUNCES FIRST QUARTER 2020 FINANCIAL RESULTS AND BUSINESS UPDATE

●	Pending Merger with Lantheus Holdings, Inc. for Combination of an Innovative Commercial Life Sciences Company with a Diversified Precision Diagnostics and Radiopharmaceutical Therapeutics Portfolio
●	Planned NDA Submission for PyLTM On Track for Early Third Quarter 2020
●	First Quarter Sales of AZEDRA® of Approximately $1.4 Million
●	First Quarter 2020 RELISTOR® Worldwide Net Sales Total $31.9 Million, up 15% over Q1 2019
●	Company Provides Update on Impact of COVID-19 Pandemic on Operations

NEW YORK, NY, May 7, 2020 – Progenics Pharmaceuticals, Inc. (Nasdaq:PGNX) today announced financial results for the first quarter 2020.

“Progenics' Board of Directors continues to believe the proposed merger with Lantheus under the revised terms is the best pathway forward to maximize shareholder value and escalate the advancement of its portfolio of radiopharmaceuticals for the detection and treatment of cancer,” said David Mims, Interim Chief Executive Officer of Progenics. “We are also encouraged by the conviction that the Velan Group has shown in the transaction and the combined company by entering into a support agreement with Lantheus. While we collaborate with the Lantheus team on integration planning in advance of a planned transaction close in the second quarter of this year, Progenics continues to advance its internal pipeline initiatives, including the AZEDRA commercial launch, which recorded increased patient usage during the quarter, regulatory filing preparations for PyL and the clinical development of our PSMA-targeted programs.”

Mr. Mims continued, “Progenics remains focused on executing on our corporate goals, even in these unprecedented times driven by the emergence of the global COVID-19 pandemic. Our team has proactively taken several measures to mitigate the impact of COVID-19 on our business operations, preserve clinical trial integrity and manage our capital resources. We will continue to monitor the changing COVID-19 environment and make additional adjustments as needed. Our top priority remains the safety of our key community members, including patients, healthcare providers, employees and industry partners.”

First Quarter and Recent Key Business Highlights

Corporate Update

●	Pending Merger with Lantheus Holdings, Inc. (Lantheus) for Combination of an Innovative Commercial Life Sciences Company with a Diversified Diagnostics and Therapeutics Portfolio

In February, Progenics announced its entry into an amended and restated agreement and plan of merger with Lantheus, which amends the previously announced agreement and plan of merger dated as of October 1, 2019. Under the terms of the amended agreement, Lantheus agreed to acquire all of the issued and outstanding shares of Progenics common stock at a fixed exchange ratio whereby Progenics stockholders will receive, for each share of Progenics stock held at the time of the closing of the merger, 0.31 of a share of Lantheus common stock, an increase from 0.2502 under the original agreement, together with a non-transferable contingent value right (CVR). The CVR is payable in two contingent payments, subject to a cap, upon the achievement of certain milestones subject to the terms of the Contingent Value Rights Agreement to be entered into between Lantheus and a rights agent reasonably acceptable to Progenics at or immediately prior to the effective time of the merger. As a result of the increase in the exchange ratio, following the completion of the merger, former Progenics stockholders’ aggregate ownership stake will increase to approximately 40% of the combined company from approximately 35% under the terms set forth in the Original Agreement.

Progenics Announces First Quarter 2020 Financial Results	Page 2

The transaction is expected to close in the second quarter of 2020, subject to approval by Lantheus and Progenics stockholders, regulatory approvals, and other customary closing conditions. Additional details can be found in the joint proxy statement/prospectus to stockholders of Progenics and Lantheus filed with the Securities and Exchange Commission (SEC) on March 19, 2020.

●	Impact of COVID-19 Pandemic on Business Operations

The Company today provided an update on its efforts to mitigate the impact of the novel coronavirus (COVID-19) global pandemic on its business operations. Progenics is committed to complying with all government, regulatory and public health recommendations in relation to COVID-19, and is taking proactive steps to maintain operations, preserve the integrity of its ongoing clinical study for 1095 and manage capital.

For the AZEDRA franchise, Progenics is continuing to receive and process requests for both dosimetry and therapeutic doses. However, in alignment with government, regulatory and public health recommendations in relation to the COVID-19 pandemic, many of the multidisciplinary treatment centers that serve pheochromocytoma or paraganglioma patients have banned, or have limited access to, external visitors, including the field-based sales team for AZEDRA, to ensure the safety of patients and healthcare providers. Consequently, the Company expects corresponding product revenue to reflect the challenging environment associated with the COVID-19 pandemic until restrictions are lifted.

Progenics has also paused new enrollment for several months in the ongoing Phase 2 ARROW trial of I-131-1095 (1095) in combination with enzalutamide in chemotherapy-naïve patients with metastatic castration-resistant prostate cancer (mCRPC) to minimize the risks to patients and healthcare providers during the pandemic. Progenics is committed to ensuring adequate safety monitoring of the ARROW patients and maintaining the integrity of the trial in alignment with the newly released U.S. Food and Drug Administration (FDA) guidance on Conduct of Clinical Trials of Medical Products during COVID-19 pandemic. For patients who are active and have been randomized for the study, they will continue to receive treatment doses and will be monitored for safety and efficacy in a manner that is permissible by each clinical site.

As a result, the Company has furloughed a portion of the clinical, commercial, and medical employees to support cost saving measures as the Company continues to navigate through the changing COVID-19 environment.

The Company has not experienced disruptions in its preparations to file a New Drug Application (NDA) for PyL and reiterates its plan to complete a submission early in the third quarter of 2020.

Progenics continues to assess this emerging situation and will make any relevant adjustments when necessary.

AZEDRA (iobenguane I 131) 555 MBq/mL injection for intravenous use, Ultra-orphan Radiotherapeutic

●	AZEDRA Commercial Update

First quarter sales of AZEDRA totaled approximately $1.4 million. Sales of therapeutic doses of AZEDRA doubled over the preceding quarter.

Progenics Announces First Quarter 2020 Financial Results	Page 3

●	AZEDRA Data Highlighted in the Journal of Urology

Updated long-term follow up efficacy and safety data from the pivotal Phase 2 study of AZEDRA in patients with pheochromocytoma or paraganglioma were published as an abstract in the Journal of Urology. Results as of October 10, 2019, demonstrated a median overall survival (OS) time of 43.2 months (95% CI 31.4, >60), as well as a median survival time of 19.3 months (95% CI 4.5, 32.4) and 49.1 months (95% CI 36.9, >60) in patients receiving one and two doses, respectively.

Continued Progress Across Entire PSMA-Targeted Prostate Cancer Pipeline

●	PyL NDA On Track for Submission for Early Third Quarter 2020

Progenics recently completed two successful pre-NDA meetings with the FDA and remains on track to complete a submission early in the third quarter of 2020. Based on prior discussions with the FDA, Progenics believes that the data from the CONDOR study and the OSPREY study can serve as the basis for an NDA for PyL.

●	PyL Data Highlighted in the Journal of Urology

Several abstracts pertaining to PyL were recently published in the Journal of Urology, including the results of the Phase 3 CONDOR study in patients with biochemical recurrent prostate cancer. The CONDOR trial achieved its primary endpoint, with a correct localization rate (CLR) of 84.8% to 87.0% among the three blinded independent readers (the lower bound of the 95% confidence intervals ranging from 77.8% to 80.4%). The results of additional investigator-sponsored studies of PyL conducted in post-prostatectomy patients and metastatic clear cell renal cell carcinoma were published in the journal.

●	Phase 2 Trial of 1095 New Enrollment Paused

Following the removal of the import alert on Centre for Probe Development & Commercialization (CPDC), we have initiated eleven clinical sites in the U.S along with the six active sites in Canada to support enrollment in the Company’s multicenter, randomized, controlled, ARROW Phase 2 study in mCRPC. As a result of the potential impact of the pandemic on the patient safety and study integrity, Progenics has decided to temporarily place all enrollment of new patients on hold. Progenics’1095 is a small molecule radiotherapeutic designed to selectively bind to the extracellular domain of PSMA, a protein that is highly expressed on prostate cancer cells.

Digital Technology

●	CE Marking Received for Automated Bone Scan Index (aBSI) in Europe

The aBSI automatically segments the anatomical regions of the skeleton and detects and classifies lesions in the bone scan of prostate cancer patients. The aBSI has been shown to be an objective measure of the quantitative change in disease burden and is a prognostic biomarker in patients with metastatic prostate cancer, and may alter the way cancer patient data is utilized in physician decision making. During this quarter, the Company received CE marking for the standalone workstation model of aBSI, meeting the quality standards set by the European Economic Area. This certification provides additional support for the aBSI product launch.

RELISTOR, Treatment for Opioid-Induced Constipation (partnered with Bausch Health Companies, Inc.)

●	First Quarter 2020 RELISTOR Worldwide Net Sales of $31.9 Million

The first quarter 2020 worldwide net sales of RELISTOR, as reported by its partner Bausch Health Companies, Inc. (formerly known as Valeant Pharmaceuticals, Inc.), translated to approximately $4.8 million in royalty revenue for Progenics for the quarter, up 15% over the first quarter of 2019.

Progenics Announces First Quarter 2020 Financial Results	Page 4

First Quarter 2020 Financial Results

First quarter revenue totaled $6.2 million, up from $4.3 million in the first quarter of 2019, reflecting RELISTOR royalty income of $4.8 million compared to $4.2 million in the corresponding period of 2019 and $1.4 million of AZEDRA net sales.

First quarter research and development expenses decreased by $2.0 million compared to the corresponding prior year period, resulting primarily from lower clinical costs and costs to transition the AZEDRA manufacturing site in the 2019 period. First quarter selling, general and administrative expenses increased by $1.3 million compared to the corresponding prior year period, primarily attributable to legal and advisory fees associated with the execution of the amended merger agreement with Lantheus. Progenics also recorded non-cash adjustments of $0.3 million in the first quarter 2020, related to changes in the fair value estimate of the contingent consideration liability. For the three months ended March 31, 2020, Progenics recognized interest expense of $0.9 million related to the RELISTOR royalty-backed loan.

Net loss for the first quarter was $16.8 million, or $0.19 per diluted share, compared to net loss of $18.7 million, or $0.22 per diluted share, in the corresponding 2019 period.

Progenics ended the first quarter with cash and cash equivalents of $29.5 million, a decrease of $12.5 million compared to cash and cash equivalents as of December 31, 2019, reflecting primarily cash used for operating expenses and capital expenditures partially off-set by the receipt of the $10 million RELISTOR sales milestone.

Conference Call and Webcast

Progenics will review first quarter 2020 results in a conference call today at 8:30 a.m. EST. To participate, please dial (877) 250-8889 (domestic) or (720) 545-0001 (international) and reference conference ID 7359368. A live webcast will be available in the Media Center of the Progenics website, www.progenics.com, and a replay will be available there for two weeks.

-Financial Tables follow -

Progenics Announces First Quarter 2020 Financial Results	Page 5

PROGENICS PHARMACEUTICALS, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share data)

	For the Three Months Ended March 31,
	2020	2019
Revenues:	(unaudited)
Product sales	$1,359	$-
Royalty income	4,789	4,161
License and other revenues	100	120
Total revenues	6,248	4,281

Operating expenses:
Cost of goods sold	1,558	-
Research and development	10,367	12,392
Selling, general and administrative	10,509	9,224
Change in contingent consideration liability	(300)	900
Total operating expenses	22,134	22,516

Operating loss	(15,886)	(18,235)

Other (expense) income:
Interest (expense) income and other income, net	(915)	(500)
Total other (expense) income	(915)	(500)

Net loss	$(16,801)	$(18,735)

Net loss per share – basic and diluted	$(0.19)	$(0.22)
Weighted average shares outstanding – basic and diluted	86,582	84,542

CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands)

	March 31, 2020	December 31, 2019
	(unaudited)	(audited)
Cash and cash equivalents	$29,531	$42,049
Accounts receivable, net	6,190	15,976
Property and equipment, net	14,673	11,688
Intangible assets, net and goodwill	24,394	24,670
Operating right-of-use lease assets	13,279	13,493
Other assets	10,277	11,594
Total assets	$98,344	$119,470

Current liabilities	$19,099	$22,068
Contingent consideration liability	3,600	3,900
Operating lease liability	14,832	15,005
Long-term debt, deferred tax and other liabilities	30,200	31,944
Total liabilities	67,731	72,917
Total stockholders’ equity	30,613	46,553
Total liabilities and stockholders’ equity	$98,344	$119,470

Progenics Announces First Quarter 2020 Financial Results	Page 6

Indication

AZEDRA® (iobenguane I 131) is indicated for the treatment of adult and pediatric patients 12 years and older with iobenguane scan positive, unresectable, locally advanced or metastatic pheochromocytoma or paraganglioma who require systemic anticancer therapy.

Important Safety Information

Warnings and Precautions:
Risk from radiation exposure: AZEDRA contributes to a patient’s overall long-term radiation exposure. Long-term cumulative radiation exposure is associated with an increased risk for cancer. These risks of radiation associated with the use of AZEDRA are greater in pediatric patients than in adults. Minimize radiation exposure to patients, medical personnel, and household contacts during and after treatment with AZEDRA consistent with institutional good radiation safety practices and patient management procedures.
Myelosuppression: Severe and prolonged myelosuppression occurred during treatment with AZEDRA. Among the 88 patients who received a therapeutic dose of AZEDRA, 33% experienced Grade 4 thrombocytopenia, 16% experienced Grade 4 neutropenia, and 7% experienced Grade 4 anemia. Five percent of patients experienced febrile neutropenia. Monitor blood cell counts weekly for up to 12 weeks or until levels return to baseline or the normal range. Withhold and dose reduce AZEDRA as recommended in the prescribing information based on severity of the cytopenia.
Secondary myelodysplastic syndrome, leukemia, and other malignancies: Myelodysplastic syndrome (MDS) and acute leukemias were reported in 6.8% of the 88 patients who received a therapeutic dose of AZEDRA. The time to development of MDS or acute leukemia ranged from 12 months to 7 years. Two of the 88 patients developed a non-hematological malignancy.
Hypothyroidism: Hypothyroidism was reported in 3.4% of the 88 patients who received a therapeutic dose of AZEDRA. Initiate thyroid-blocking medications starting at least 1 day before and continuing for 10 days after each AZEDRA dose to reduce the risk of hypothyroidism or thyroid neoplasia. Evaluate for clinical evidence of hypothyroidism and measure thyroid-stimulating hormone (TSH) levels prior to initiating AZEDRA and annually thereafter.
Elevations in blood pressure: Eleven percent of the 88 patients who received a therapeutic dose of AZEDRA experienced a worsening of pre-existing hypertension defined as an increase in systolic blood pressure to ≥160 mmHg with an increase of 20 mmHg or an increase in diastolic blood pressure to ≥100 mmHg with an increase of 10 mmHg. All changes in blood pressure occurred within the first 24 hours post infusion. Monitor blood pressure frequently during the first 24 hours after each therapeutic dose of AZEDRA.
Renal toxicity: Of the 88 patients who received a therapeutic dose of AZEDRA, 7% developed renal failure or acute kidney injury and 22% demonstrated a clinically significant decrease in glomerular filtration rate (GFR) measured at 6 or 12 months. Monitor renal function during and after treatment with AZEDRA. Patients with baseline renal impairment may be at greater risk of toxicity; perform more frequent assessments of renal function in patients with mild or moderate impairment. AZEDRA has not been studied in patients with severe renal impairment.
Pneumonitis: Fatal pneumonitis occurred 9 weeks after a single dose in one patient in the expanded access program. Monitor patients for signs and symptoms of pneumonitis and treat appropriately.

Progenics Announces First Quarter 2020 Financial Results	Page 7

Embryo-fetal toxicity: Based on its mechanism of action, AZEDRA can cause fetal harm. Verify pregnancy status in females of reproductive potential prior to initiating AZEDRA. Advise females and males of reproductive potential of the potential risk to a fetus and to use effective contraception during treatment with AZEDRA and for 7 months after the final dose. Advise males with female partners of reproductive potential to use effective contraception during treatment and for 4 months after the final dose.
Risk of infertility: Radiation exposure associated with AZEDRA may cause infertility in males and females. Radiation absorbed by testes and ovaries from the recommended cumulative dose of AZEDRA is within the range where temporary or permanent infertility can be expected following external beam radiotherapy.

Adverse Reactions: The most common severe (Grade 3–4) adverse reactions observed in AZEDRA clinical trials (≥10%) were lymphopenia (78%), neutropenia (59%), thrombocytopenia (50%), fatigue (26%), anemia (24%), increased international normalized ratio (18%), nausea (16%), dizziness (13%), hypertension (11%), and vomiting (10%). Twelve percent of patients discontinued treatment due to adverse reactions (thrombocytopenia, anemia, lymphopenia, nausea and vomiting, multiple hematologic adverse reactions).
Drug Interactions: Based on the mechanism of action of iobenguane, drugs that reduce catecholamine uptake or that deplete catecholamine stores may interfere with iobenguane uptake into cells and therefore interfere with dosimetry calculations or the efficacy of AZEDRA. These drugs were not permitted in clinical trials that assessed the safety and efficacy of AZEDRA. Discontinue the drugs listed in the prescribing information for at least 5 half-lives before administration of either the dosimetry dose or a therapeutic dose of AZEDRA. Do not administer these drugs until at least 7 days after each AZEDRA dose.
For important risk and use information about AZEDRA, please see Full Prescribing Information.
To report suspected adverse reactions, contact Progenics Pharmaceuticals, Inc. at 844-668-3950 or FDA at 1-800-FDA-1088 or www.fda.gov/medwatch.

Reference: AZEDRA® prescribing information. New York, NY: Progenics Pharmaceuticals, Inc.; 08 2018.

About RELISTOR®

Progenics has exclusively licensed development and commercialization rights for its first commercial product, RELISTOR, to Bausch Health Companies, Inc. RELISTOR Tablets (450 mg once daily) are approved in the United States for the treatment of opioid-induced constipation (OIC) in patients with chronic non-cancer pain. RELISTOR Subcutaneous Injection (12 mg and 8 mg) is a treatment for OIC approved in the United States and worldwide for patients with advanced illness and chronic non-cancer pain.

IMPORTANT SAFETY INFORMATION - RELISTOR (methylnaltrexone bromide) tablets, for oral use and RELISTOR (methylnaltrexone bromide) injection, for subcutaneous use

RELISTOR tablets and injection are contraindicated in patients with known or suspected gastrointestinal obstruction and patients at increased risk of recurrent obstruction, due to the potential for gastrointestinal perforation.

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Cases of gastrointestinal perforation have been reported in adult patients with opioid-induced constipation and advanced illness with conditions that may be associated with localized or diffuse reduction of structural integrity in the wall of the gastrointestinal tract (e.g., peptic ulcer disease, Ogilvie's syndrome, diverticular disease, infiltrative gastrointestinal tract malignancies or peritoneal metastases). Take into account the overall risk-benefit profile when using RELISTOR in patients with these conditions or other conditions which might result in impaired integrity of the gastrointestinal tract wall (e.g., Crohn's disease). Monitor for the development of severe, persistent, or worsening abdominal pain; discontinue RELISTOR in patients who develop this symptom.

If severe or persistent diarrhea occurs during treatment, advise patients to discontinue therapy with RELISTOR and consult their healthcare provider.

Symptoms consistent with opioid withdrawal, including hyperhidrosis, chills, diarrhea, abdominal pain, anxiety, and yawning have occurred in patients treated with RELISTOR. Patients having disruptions to the blood-brain barrier may be at increased risk for opioid withdrawal and/or reduced analgesia and should be monitored for adequacy of analgesia and symptoms of opioid withdrawal.

Avoid concomitant use of RELISTOR with other opioid antagonists because of the potential for additive effects of opioid receptor antagonism and increased risk of opioid withdrawal.

The use of RELISTOR during pregnancy may precipitate opioid withdrawal in a fetus due to the immature fetal blood brain barrier and should be used during pregnancy only if the potential benefit justifies the potential risk to the fetus. Because of the potential for serious adverse reactions, including opioid withdrawal, in breastfed infants, advise women that breastfeeding is not recommended during treatment with RELISTOR. In nursing mothers, a decision should be made to discontinue nursing or discontinue the drug, taking into account the importance of the drug to the mother.

A dosage reduction of RELISTOR tablets and RELISTOR injection is recommended in patients with moderate and severe renal impairment (creatinine clearance less than 60 mL/minute as estimated by Cockcroft-Gault). No dosage adjustment of RELISTOR tablets or RELISTOR injection is needed in patients with mild renal impairment.

A dosage reduction of RELISTOR tablets is recommended in patients with moderate (Child-Pugh Class B) or severe (Child-Pugh Class C) hepatic impairment. No dosage adjustment of RELISTOR tablets is needed in patients with mild hepatic impairment (Child-Pugh Class A). No dosage adjustment of RELISTOR injection is needed for patients with mild or moderate hepatic impairment. In patients with severe hepatic impairment, monitor for methylnaltrexone-related adverse reactions.
In the clinical studies, the most common adverse reactions were:

OIC in adult patients with chronic non-cancer pain

●

RELISTOR tablets (≥ 2% of RELISTOR patients and at a greater incidence than placebo): abdominal pain (14%), diarrhea (5%), headache (4%), abdominal distention (4%), vomiting (3%), hyperhidrosis (3%), anxiety (2%), muscle spasms (2%), rhinorrhea (2%), and chills (2%).

Progenics Announces First Quarter 2020 Financial Results	Page 9

●

RELISTOR injection (≥ 1% of RELISTOR patients and at a greater incidence than placebo): abdominal pain (21%), nausea (9%), diarrhea (6%), hyperhidrosis (6%), hot flush (3%), tremor (1%), and chills (1%).

OIC in adult patients with advanced illness

●	RELISTOR injection (≥ 5% of RELISTOR patients and at a greater incidence than placebo): abdominal pain (29%) flatulence (13%), nausea (12%), dizziness (7%), and diarrhea (6%).

Please see complete Prescribing Information for RELISTOR at www.bauschhealth.com. For more information about RELISTOR, please visit www.RELISTOR.com.

About PROGENICS
Progenics is an oncology company focused on the development and commercialization of innovative targeted medicines and artificial intelligence to find, fight and follow cancer, including: therapeutic agents designed to treat cancer (AZEDRA®, 1095, and PSMA TTC); prostate-specific membrane antigen (“PSMA”) targeted imaging agents for prostate cancer (PyL™ and 1404); and imaging analysis technology (aBSI and PSMA AI). Progenics has three commercial products, AZEDRA, for the treatment of patients with unresectable, locally advanced or metastatic pheochromocytoma or paraganglioma (rare neuroendocrine tumors of neural crest origin) who require systemic anticancer therapy; and oral and subcutaneous formulations of RELISTOR® (methylnaltrexone bromide) for the treatment of opioid-induced constipation, which are partnered with Bausch Health Companies Inc.

Important Information For Investors And Stockholders

This document does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to appropriate registration or qualification under the securities laws of such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.

In connection with the proposed transaction, Lantheus filed with the SEC a registration statement on Form S-4 on November 12, 2019, as amended by Amendment No. 1 to that registration statement filed with the SEC on March 16, 2020, that includes a joint proxy statement of Lantheus and Progenics that also constitutes a preliminary prospectus of Lantheus. The registration statement was declared effective by the SEC on March 18, 2020, and Progenics and Lantheus commenced mailing the joint proxy statement/prospectus to stockholders of Progenics and Lantheus on or about March 19, 2020. INVESTORS AND SECURITY HOLDERS OF LANTHEUS AND PROGENICS ARE STRONGLY ENCOURAGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders are able to obtain free copies of the registration statement and the joint proxy statement/prospectus and other documents filed with the SEC by Lantheus or Progenics through the website maintained by the SEC at https://www.sec.gov.

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Copies of the documents filed with the SEC by Lantheus are or will also be available free of charge on Lantheus’ website at https://www.lantheus.com/ or by contacting Lantheus’ Investor Relations Department by email at ir@lantheus.com or by phone at (978) 671-8001. Copies of the documents filed with the SEC by Progenics are or will also be available free of charge on Progenics’ internet website at https://www.progenics.com/ or by contacting Progenics’ Investor Relations Department by email at mdowns@progenics.com or by phone at (646) 975-2533.

Certain Information Regarding Participants

Lantheus, Progenics, and their respective directors and executive officers may be considered participants in the solicitation of proxies in connection with the proposed transaction. Information about the directors and executive officers of Lantheus is set forth in its Annual Report on Form 10-K for the year ended December 31, 2019, which was filed with the SEC on February 25, 2020 and its definitive proxy statement for its 2020 annual meeting of stockholders, which was filed with the SEC on March 12, 2020. Other information regarding the participants of Lantheus in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC regarding the proposed transaction when they become available.

Information about the directors and executive officers of Progenics is set forth in its Annual Report on Form 10-K for the year ended December 31, 2019, which was filed with the SEC on March 13, 2020. Other information regarding the participants of Progenics in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC regarding the proposed transaction when they become available. You may obtain these documents (when they become available) free of charge through the website maintained by the SEC at https://www.sec.gov and from Investor Relations at Lantheus or Progenics as described above.

Forward Looking Statements
This press release contains projections and other “forward-looking statements” regarding future events. Statements contained in this communication that refer to Progenics’ estimated or anticipated future results or other non-historical facts are forward-looking statements that reflect Progenics’ current perspective of existing trends and information as of the date of this communication and include statements regarding Progenics’ strategic and operational plans and delivering value for shareholders. Forward looking statements generally will be accompanied by words such as “anticipate,” “believe,” “plan,” “could,” “should,” “estimate,” “expect,” “forecast,” “outlook,” “guidance,” “intend,” “may,” “might,” “will,” “possible,” “potential,” “predict,” “project,” or other similar words, phrases or expressions. Such statements are predictions only and are subject to risks and uncertainties that could cause actual events or results to differ materially. These risks and uncertainties include, among others: risks associated with the COVID-19 pandemic and the measures taken to prevent its spread and the related impact on our business; the proposed merger transaction with Lantheus; market acceptance for approved products; the risk that the commercial launch of AZEDRA may not meet revenue and income expectations; the cost, timing and unpredictability of results of clinical trials and other development activities and collaborations; the unpredictability of the duration and results of regulatory review of New Drug Applications (“NDA”) and Investigational NDAs; the inherent uncertainty of outcomes in intellectual property disputes such as the dispute with University of Heidelberg regarding PSMA-617; our ability to successfully develop and commercialize products that incorporate licensed intellectual property; the effectiveness of the efforts of our partners to market and sell products on which we collaborate and the royalty revenue generated thereby; generic and other competition; the possible impairment of, inability to obtain and costs of obtaining intellectual property rights; and possible product safety or efficacy concerns, general business, financial, regulatory and accounting matters, litigation and other risks. More information concerning Progenics and such risks and uncertainties is available on its website, and in its press releases and reports it files with the SEC, including those risk factors included in its Annual Report on Form 10-K for the year ended December 31, 2019, as updated in its subsequent Quarterly Reports on Form 10-Q. Progenics is providing the information in this press release as of its date and, except as expressly required by law, Progenics disclaims any intent or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or circumstances or otherwise.

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Additional information concerning Progenics and its business may be available in press releases or other public announcements and public filings made after this press release. For more information, please visit www.progenics.com. Information on or accessed through our website or social media sites is not included in the company’s SEC filings.

(PGNX-F)

Contact

Melissa Downs

Investor Relations

(646) 975-2533

mdowns@progenics.com

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